Exhibit 10.2

EMPLOYMENT AGREEMENT
By and Between
Mark Selawski and Z&Z Medical Holdings, Ina, A Delaware Corporation

THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of January 7, 21010 by and between Z&Z Medical Holdings, Iris., A Delaware Corporation, or as may otherwise be organized, structured and or registered, pursuant to the definitive merger agreement proposed by KOM Capital, as generally termed in that Letter of Intent, herein the Company (the "Company"), and Mark Selawski (the "Executive").

BACKGROUND

A. The Company desires to retain the services of the Executive as Chief Financial Officer of the Company from the effective date of this Agreement (the "Effective Date"). The Company also desires to provide employment security to the Executive, thereby inducing the Executive to continue employment with the Company and enhancing the Executive's ability to perform effectively.

B. The Executive is willing to be retained by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Title, Duties and Responsibilities.

1.1           Title. The Executive will be employed by the Company as its Chief Financial Officer, and the Company agrees to employ and retain the Executive in such capacity.

1.2           Duties. The Executive will devote sufficient time. energy and skill to the affairs of the Company. See Exhibit C.

1.3           Performance of Duties. The Executive will discharge the duties described herein in a diligent and professional mariner. The Executive will observe and comply at all times with the lawful directives of the Company's Board of Directors (and its designees) regarding the Executive's performance of the Executive's duties and with the Company's business policies, rules and regulations as adopted from time to time by the Board at-Directors. The Executive will carry out and perform ally and all reasonable and lawful orders, directions, and policies as may be stated by Company from lime to time, either orally or in writing.

2. Terms of Employment.

2.1           Definitions. For purposes of this Agreement, the following terms will have the following meanings:

(a) "Accrued Compensation" means any accrued Total Cash Compensation, any benefits under any plan of the Company in which the Executive is a participant to the full extent of the Executive's rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder, all to the extent unpaid on the date of termination.

(b) "Base Salary" will have the meaning set forth in Section 3.1 hereof.

(c) "Death Termination" means termination of the Executive's employment because of the death of the Executive.

(d) 'Disability Termination" means termination by the Company of the Executive's employment by reason of the Executive's incapacitation due to disability. The Executive will be deemed to be incapacitated due to disability if at the end of any month the Executive is unable to perform substantially all of the Executive's duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph will alter the Company's obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(e) "Termination For Cause" means termination by the Company of the Executive's employment by reason of (i) the Executive's dishonesty or fraud, gross negligence in the performance of the Executive's duties and responsibilities, deliberate violation of a Company policy, or refusal to comply in any material respect with the legal directives of the Company's Board of Directors so long as such directives are not inconsistent with the Executive's position and duties as described herein; (ii) conduct by the Executive that materially discredits the Company, intentional engagement by the Executive in acts materially detrimental to the Company's operations or business, persistent or habitual negligence hi the performance of the Executive's duties and responsibilities, or the Executive's conviction of a felony involving moral turpitude; (iii) the Executive's incurable material breach of the terms of this Agreement, the Confidential Information and Inventions Agreement or any other material agreement between_ the Executive and the Company; or (iv) unauthorized use er disclosure by the Executive of any proprietary information or trade secrets of the Company or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive's position with the Company.

(f) "Termination Other Than For Cause" means termination of the Executive's employment for any reason other than as specified in Sections 2.1(d) hereof.

(g) "Total Cash Compensation" means the Executive's Base Salary (as defined in Section 3.1) plus any cash bonuses, commissions or similar payment accrued during any single calendar year.

(h) "Voluntary Termination" means termination of the Executive's employment by the voluntary action of the Executive other than by reason of a Disability Termination or a Death Termination.

2.2           Employee at Will. The Executive is an "at will" employee of the Company, and the Executive's employment may be terminated at any time upon a Termination For Cause or a Termination Other Than For Cause by the giving of written notice thereof to the Executive, subject to the terms and conditions of this Agreement.

2.3           Termination For Cause. Upon Termination For Cause, the Company will pay the Executive Accrued Compensation, if any

2.4           Termination Other Than For Cause. Upon Termination Other Than For Cause, the Company will pay the Executive all Accrued Compensation, if any.

2.5           Disability Termination. The Company will have the right to effect a Disability Termination by giving written notice thereof to the Executive. Upon Disability Termination, the Company will pay the Executive all Accrued Compensation, if any.

2.6           Death Termination. Upon a Death Termination, the Executive's employment will be deemed to have terminated as of the last day of the month during which his death occurs, and the Company will promptly pay to the Executive's estate Accrued Compensation, if any.

2.7           Voluntary Termination. The Executive will have the right to effect a Voluntary Termination by giving at least 30 days advance written notice to the Company. During such period, the Executive will continue to receive regularly scheduled Base Salary payments and benefits. Following the effective date of a Voluntary Termination, the Company will pay the Executive Accrued Compensation, if any.

2.8           Timing of Termination Payments. Unless expressly provided otherwise, the foregoing termination payments will be made at the usual and agreed times provided for in Section 3.1 of this Agreement.

3.           Compensation and Benefits.

3.1           Base Salary. As payment for the services to be rendered by the Executive as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company will pay the Executive a "Base Salary" at the rate of $10,000 (ten thousand) per month following the Commencement Date ($120,000 per year), for the yearly period following the Commencement Date and in subsequent years, as by approved Board of Directors Compensation thereafter, payable on the Company's normal payroll schedule. The Company's obligation to pay such "Base Salary" commences on the day the Company receives investments totally over $1,000,000 in the aggregate (the "Commencement Date").

3.2           Additional Benefits.

(a) Benefit Plans, The Executive will be eligible to participate in such of the Company's benefit plans as are now generally available or later made generally available to senior officers of the company, including, without limitation, medical, dental, life, and disability insurance plans.

(b) Expense Reimbursement. The Company agrees to reimburse the Executive for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Executive in conjunction with the Executive's services to the Company consistent with the Company's standard reimbursement policies. The Company will pay travel costs incurred by the Executive in conjunction with the Executive's services to the Company consistent with the Company's standard travel policies.

(c) Vacation. The Executive will be entitled, without boss of compensation, to the amount of vacation per year generally available or later made generally available to senior officers of the Company. Unused vacation may be accrued by the Executive pursuant to the Company's standard vacation policies.

3.3           Bonus. The Executive shall be eligible to receive up to 10% of his Base Salary as an annual bonus, which eligibility shall be determined by the Company's- Board of Directors.

3.4           Option to Purchase Common stock Promptly following the Effective Date, the senior management of the Company will recommend that the Board of Directors grant the Executive an option (the "Option") to purchase 245,000) (two hundred forty five thousand) shares of the Company's Common Stock at the then fair market value of such shares pursuant to the Company's standard form of notice of stock option grant under the Company's Stock Option Plan. The Option will vest with respect to 25% of the total number of shares purchasable upon exercise thereof one year after the Effective Date and ratably on a monthly basis thereafter over an additional three years, and will cease to vest if the Executive's service as an employee, director or consultant of the Company is terminated for any reason.

3.5           Section 409A. To the extent compliance with the requirements of Treasury Regulation § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Internal Revenue Code to payments due to the Executive upon or following the Executive's termination of employment, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following the Executive's termination of employment will be deferred (without interest) and paid to the Executive in a lump sum immediately following such six-month period.

4. Proprietary Information. The Executive will as of the Effective Date execute and deliver to the Company the Confidential Information and Inventions Agreement attached as Exhibit A hereto.

5. Indemnification. The Company will indemnify and hold harmless the Executive in respect of any liability, damage, amount paid in settlement, cost or expense (including reasonable attorneys' fees) incurred in connection with any threatened, pending or completed claim, action, suit, proceeding or Investigation (whether civil, criminal or administrative) to which the Executive is or was a party, or threatened to be made a party, by reason of the Executive being or having been an officer, director, employee or consultant of the Company or serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise to the full extent permitted by the Company's Certificate of Incorporation or Bylaws of the Company or by applicable law. This Section 5 will survive the termination or expiration of this Agreement.

6. Miscellaneous.

6.1           Waiver. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

6.2           Notices. All notices and other communications under this Agreement will be in writing and will be given by personal or courier delivery, facsimile or first class mail, certified, or registered with return receipt requested, and will be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three business days after mailing if mailed, to the addresses of the Company arid the Executive contained in the records of the Company at the time of such notice. Any party may change such party's address for notices by notice duly given pursuant to this Section 6.2.

6.3           Headings. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

6.4           Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, excluding those laws that direct the application of the laws of another jurisdiction. The exclusive venue for any disputes relating to this Agreement will be in Orange County, California. The non-prevailing party in any dispute will pay the prevailing party's attorneys' fees and costs relating to such dispute.

6.5           Equitable Relief. Any breach of this Agreement will result in irreparable andcontinuing damage to the Company for which there can be no adequate remedy at law, and in the event of any such breach, the Company will be entitled to immediate injunctive relief and other equitable remedies (without any need to post any bond or other security) in addition to such other and further relief as may be proper.

6.6           Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable National Rules for the Resolution of Employment Disputes of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys' fees incurred by a party. Arbitration hearings will be held in Orange County, California. The provisions of California Code of Civil Procedure Section 1283.05, as attached hereto as Exhibit B, will apply to any arbitration. The arbitrator shall be appointed by mutual agreement between the parties. If the parties cannot agree on a single arbitrator within 20 days, the parties shall each appoint an arbitrator. The arbitrators appointed by the parties shall mutually agree on a third arbitrator. Judgment upon the award rendered by the arbitration panel may be entered by any court having competent jurisdiction, and the parties will bear their own costs of arbitration, subject to any award of costs or expenses in the discretion of the arbitration panel. This provision will survive termination of this Agreement. Judgment on any arbitration award may be entered in any court having jurisdiction.

6.7           Survivor of Obligations. This Agreement will be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement will not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Executive without the prior written consent of the other party.

6.8           Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which will he deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures In Adobe PDF or similar format).

6.9           Withholding. All sums payable to the Executive hereunder will be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

6.10           Enforcement. if any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

6.11           Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations,  whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting arty past or future compensation, bonuses, reimbursements, or other payments to the Executive from the Company. All modifications to the. Agreement must be in -writing and signed by each of the parties hereto.

EMPLOYMENT AGREEMENT
By and Between
Mark Selawski and Z&Z Medical Holdings, Inc., A Delaware Corporation

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the Effective date.

Z&Z Medical Holdings, Inc., a Delaware Corporation

Company:	By: /s/ Thomas Gardner
Name: Thomas Gardner
Title: President, CEO

Executive:	/s/ Mark Selawski
Mark Selawski